AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  MARCH 23, 2000
                                                    REGISTRATION NO. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        --------------------------------
                          ONELINK COMMUNICATIONS, INC.

               (Exact name of registrant as specified in charter)

                 MINNESOTA                                      41-1675041
       (State or other jurisdiction                          (I.R.S. employer
     of incorporation or organization)                    identification number)

                          10340 VIKING DRIVE, SUITE 150
                          EDEN PRAIRIE, MINNESOTA 55344
                                 (952) 996-9000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                                        COPIES TO:

          MR. PAUL F. LIDSKY                       NEIL P. AYOTTE, ESQ.
        CHIEF EXECUTIVE OFFICER                CHRISTOPHER J. MELSHA, ESQ.
     ONELINK COMMUNICATIONS, INC.           MASLON EDELMAN BORMAN & BRAND, LLP
     10340 VIKING DRIVE, SUITE 150                 3300 NORWEST CENTER
     EDEN PRAIRIE, MINNESOTA 55344          MINNEAPOLIS, MINNESOTA 55402-4140
       TELEPHONE: (952) 996-9000                TELEPHONE: (612) 672-8200
       FACSIMILE: (952) 942-9424                FACSIMILE: (612) 672-8397

APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------- -------------------- ------------------------ ------------------------- ------------------
  TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
        SECURITIES              AMOUNT TO BE          OFFERING PRICE          AGGREGATE OFFERING       REGISTRATION
     TO BE REGISTERED           REGISTERED(1)          PER SHARE(2)                PRICE(2)                 FEE
---------------------------- -------------------- ------------------------ ------------------------- ------------------
COMMON STOCK, PAR VALUE

$.01 PER SHARE                    2,618,716                $5.03               $ 13,172,141.48          $ 3,477.45
---------------------------- -------------------- ------------------------ ------------------------- ------------------

(1) Includes 35,830 shares of common stock issuable upon exercise of outstanding option agreements and 146,000 shares issuable upon the exercise of certain warrants. (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $5.03 per share average of high and low prices of the Registrant's common stock on the OTC Bulletin Board on March 22, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL ____, 2000

                     SELLING STOCKHOLDER OFFERING PROSPECTUS

                          ONELINK COMMUNICATIONS, INC.
                               2,618,716 SHARES OF

                                  COMMON STOCK

         The 2,618,716 shares of common stock of OneLink Communications, Inc. (the "Company") offered hereby on a resale basis by the selling shareholders identified on pages 9-10 include (i) 2,000,000 shares which were issued in connection with a recent private placement, (ii) 219,500 shares issued in connection with the exercise of certain warrants, (iii) 217,386 shares issued as consideration for the Company's acquisition of certain intellectual property rights, (iv) 146,000 shares issuable upon the exercise (at a price of $1.00 per share) of certain other warrants and (v) 35,830 shares issuable upon the exercise of certain option agreements. We will receive no proceeds from the sale of the common stock by the selling shareholders.

         Our common stock is listed on the OTC Bulletin Board under the symbol "ONEL." On March 22, 2000, the last sale price for the Common Stock as reported on the OTC Bulletin Board was $4.875.

         The shares offered by this prospectus involve a high degree of risk. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY ONELINK COMMUNICATIONS, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this Prospectus is April ___, 2000.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.................................................... 3

RISK FACTORS.......................................................... 5

USE OF PROCEEDS....................................................... 8

SELLING SHAREHOLDERS.................................................. 9

PLAN OF DISTRIBUTION..................................................10

WHERE YOU CAN FIND MORE INFORMATION...................................12

NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................13

LEGAL MATTERS.........................................................13

EXPERTS...............................................................13

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES........................14


         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This Prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances, create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this Prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY

         As used in this prospectus, the terms "Company," "we," "us" and "our" refer to OneLink Communications, Inc.

THE COMPANY

         OneLink Communications, Inc., a Minnesota corporation, was incorporated in June 1990 under the name MarketLink, Inc. We are a leading provider of Internet-delivered business intelligence services to the telecommunications industry. We specialize in transforming raw telecommunications data into reports containing information relating to telephone caller location, frequency of calls, unanswered calls, busy calls, and so forth, for businesses. The information generated in such reports, known as "business intelligence" in the industry, enables the business users to make better informed and more accurate decisions. We call our services TeleSmart Data Services. We market our TeleSmart Data Services solutions to telecommunications providers, who in turn offer these services to each of their customers as value-added enhancements to strengthen customer relationships and increase customer satisfaction, loyalty and retention.

         TeleSmart Web is an online value-added service that uses the speed and power of the Internet to deliver enhanced reporting. With TeleSmart Web, carriers provide business customers access to TeleSmart Data Services via the carrier's web site, significantly enhancing the need and frequency for these customers to visit the carrier's web site. TeleSmart Web increases the number of users within a business who can access the reports and provides customizable "My Reports" for simplified viewing. For example, marketing executives can customize their "My Reports" screen to display only those reports demonstrating the success of a marketing campaign in a specified region, while their colleague, the telecom manager, may choose to only view busy signal and unanswered call reports.

         Specifically created for our TeleSmart Data Services customers, TeleSmart Software allows for the easy customization of enhanced call management reports at the user's desktop. This capability gives TeleSmart customers the opportunity to fine-tune the reports they receive to meet their specific business intelligence needs.

         Our executive offices are located at 10340 Viking Drive, Suite 150, Eden Prairie, Minnesota 55344 and our telephone number is (952) 996-9000.

RECENT DEVELOPMENTS

         In December 1999, we completed a private placement of 2 million shares of our common stock, which resulted in gross proceeds of $3,500,000. We intend to use the proceeds from this offering to develop and implement enhancements to our TeleSmart Web product, as well as for designing additional Internet-related products to complement TeleSmart Web.

         On February 15, 2000, we entered into a 5-year extension of our contract with U S West Communications, Inc., a leading broadband and communications service provider. Under the terms of the agreement, U S West will continue to provide TeleSmart services to its customers. Simultaneously with the contract extension, U S West acquired 217,386 shares of our common stock in exchange for our acquisition of U S West's rights to certain intellectual property jointly developed between the parties.

         We have also recently entered into consulting agreements to implement our TeleSmart Web Services with Bell Atlantic, Ameritech and a third communications company. The purpose of such agreements is to develop plans to enable those companies to offer our TeleSmart Data Services to their customers. Accordingly, we hope to eventually enter into service agreements relating to our TeleSmart Data Services with these three communications companies.

THE OFFERING

           Common stock offered (1) . . . . . . . .  . . . . . . . . 2,618,716 shares

           Common stock outstanding
             before the offering (2). . . . . . . .  . . . . . . . . 9,693,404 shares

           Common stock outstanding
             after the offering. . . . . . . . . . .. . . . . . . . .9,875,234 shares

           OTC symbol. . . . . . . . . . . . . . . .. . . . . . . . .    ONEL

(1) Represents (i) 2,000,000 shares which were issued in connection with a private placement, (ii) 219,500 shares issued in connection with the exercise of certain warrants, (iii) 217,386 shares issued as consideration for the Company's acquisition of certain intellectual property rights, (iv) 146,000 shares issuable upon the exercise (at a price of $1.00 per share) of certain other warrants, and (v) 35,830 shares issuable upon the exercise of certain option agreements.

(2) Does not include shares of Common Stock that are (a) issuable upon exercise of certain other warrants; or (b) reserved for issuance under various stock option agreements, including those issued under the 1994 Stock Option Plan and those issued to certain officers and directors.

                                  RISK FACTORS

         An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire Prospectus and consider the following risk factors:

         WE HAVE INCURRED LOSSES TO DATE AND IF OUR SALES DO NOT IMPROVE, WE MAY NEED ADDITIONAL FINANCING IN ORDER TO CONTINUE OPERATIONS.

         We incurred net losses of $1,528,390 in 1999 and $923,671 in 1998. In the fourth quarter of fiscal year 1999, we raised $3.5 million of gross proceeds through the sale of 2,000,000 shares of our common stock at $1.75 per share in part to accelerate the development of our products and fund continuing operations. Our management believes that we have sufficient working capital for the foreseeable future, assuming we are able to generate sufficient revenues and control our expenses during fiscal year 2000. Failure to either generate sufficient revenues or control expenses may have an adverse impact on our ability to continue operations and require additional capital. Should we need to seek additional capital there can be no assurance that it will be available on terms acceptable to us, or even at all. In order to obtain additional capital, we may have to issue equity securities at a price or prices that would resulting dilution to our existing shareholders. We are contemplating making significant additional investments aimed at enhancing our business products during fiscal year 2000, which will require additional capital in order to fund such investments. We will only proceed with such investments, however, if our management first determines that we can raise the additional capital needed to fund such investments on acceptable terms.

         WE ARE DEPENDENT UPON A VERY SMALL NUMBER OF CUSTOMERS FOR OUR
PRODUCTS.

         During fiscal year 1999, our revenues from the TeleSmart Data Services were largely dependent on two primary customers, U S West Communications, Inc. and Cincinnati Bell Telephone, who in turn, provided our services to hundreds of their customers. Revenues from U S West represented 52% of our 1999 revenues from continuing operations, and revenues from Cincinnati Bell represented 36% of our 1999 revenues from continuing operations. We recently have entered into consulting agreements with three other communications companies whereby we are developing plans which will enable such companies to offer our TeleSmart Data Services to their customers. Our ability to survive is dependent on maintaining the revenue from our two current customers, securing service agreements for TeleSmart Data Services from the other communications companies with which we are currently consulting, and gaining additional customers for our TeleSmart Data Services.

         OUR SUCCESS IS DEPENDENT ON A SMALL NUMBER OF PRODUCTS.

         Our survival is almost entirely dependent on the success of our TeleSmart Data Services, including our TeleSmart Web product. Thus, anything negatively impacting such services, such as performance problems, technological or regulatory changes, or the introduction of competing services, may have a serious adverse impact on our business operations and may lead to our demise.

         TECHNOLOGICAL CHANGES MAY RENDER TELESMART DATA SERVICES OBSOLETE.

         Technological changes in the telecommunications industry happen rapidly. If we do not quickly and efficiently modify or enhance our TeleSmart Data Services in response to these changes, TeleSmart may become obsolete.

         OUR TELESMART WEB PRODUCT IS DEPENDENT UPON THE INTERNET.

         The success of our TeleSmart Web product will depend in large part upon the continued development and expansion of the Internet. The Internet has experienced, and is expected to continue to experience, significant, geometric growth in the number of users and the amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next generation Internet Protocol) to handle increased levels of Internet activity, or due to an increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for services and products such as those we offer. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, the success of our TeleSmart Web product will be adversely affected.

         THERE IS A RISK THAT THE VALUE OF OUR INTELLECTUAL PROPERTY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OTHERS.

         We rely on internally developed software and other technology to offer our TeleSmart Data Services. We have applied for patents on the software and our technology for formatting and mapping the origin of raw telecommunications data but have not yet been granted them. We may not get these patents or even if we do they may not sufficiently protect our rights in the technology. The patents would not provide protection outside of the United States. Even if the patents are granted, they may be challenged, and we may have to spend a significant amount of money to defend them. Patent infringement litigation is common for software and related technology. If we are accused, rightly or wrongly, of violating another company's intellectual property rights, we may have to spend significant amounts of money defending ourselves.

         WE ARE DEPENDENT ON THE ONGOING SERVICES OF CERTAIN OF OUR EXECUTIVES, THE LOSS OF WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY AND THE MARKET PRICE OF OUR STOCK.

         Our plan of business and our day-to-day operations rely heavily on the knowledge and experience of our senior management, including Paul Lidsky, our President and CEO, Greg Mohn, our Vice President of Business Development, and Kirk Danzl, our Chief Technology Officer. The loss of any of them could adversely affect the success of our operations and strategic plans and, consequently, the market value of our common stock.

         OUR POTENTIAL COMPETITORS MAY HAVE SIGNIFICANTLY MORE
FINANCIAL AND OTHER RESOURCES AVAILABLE.

         Although we are not aware of any current competitor that provides a product or service materially similar to our TeleSmart Data or Web Services, companies with significant financial resources, application development expertise and telecommunications experience may offer a competing product in the future.

         AN INCREASE IN GOVERNMENT REGULATION MAY ADVERSELY IMPACT OUR BUSINESS OPERATIONS.

         Our operations are currently subject to limited regulation both on the federal and state level by the Federal Communications Commission and various state public utilities commissions. Although the regulatory trend in the telecommunications area has been toward deregulation, there can be no assurance that the current regulatory environment will continue, which change could adversely impact our operations. Regulations may be adopted in the future that restrict the use of telecommunications data.

         AS A RESULT OF BEING DELISTED FROM NASDAQ, THERE IS ONLY A SMALL MARKET FOR SHARES OF OUR COMMON STOCK.

         On February 26, 1998, our common stock was delisted from the Nasdaq SmallCap Market. Since that time, our common stock has been traded in the non-Nasdaq over-the-counter market. Trading has been sporadic, and since there is only a small market for our common stock, it may be difficult for you to sell your shares.

         Additionally, "penny stocks" are subject to special rules issued by the Securities and Exchange Commission that regulate how an investor can purchase the shares. Although there are exceptions to the rules for certain institutional or high net worth individuals, usually, the broker must take the following steps: (1) determine the suitability of the purchase for the particular investor; (2) provide a first time investor in penny stocks with a document disclosing the risks of investing in this type of stock; and (3) have the purchase approved by a compliance officer of the brokerage firm. Because of the time required to comply with these requirements it may be difficult for you to sell an investment in OneLink. You may want to sell your shares of OneLink at a time when you can show a profit, however, by the time a sale of your shares is approved, the stock price may have declined to the point where you will have a loss on your investment.

         WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

         To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.

         PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

         Our authorized capital consists of 50,000,000 shares of capital stock, 40,000,000 of which have been designated as common stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. We currently have 9,693,404 shares of common stock outstanding. As of March 20, 2000, a further 3,463,890 shares of common stock have been reserved as follows:

       - 3,000,000 shares for issuance under our 1994 Stock Option Plan, of which options relating to 2,101,577 shares are currently outstanding; and

       -      463,890 shares issuable upon the exercise of outstanding warrants.

The rights of holders of preferred stock and other classes of common stock that may be issued could be superior to the rights of our common shareholders. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of our common shareholders.

         MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR STOCK.

         Being a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of our stock. By impeding a merger, consolidation, takeover or other business combination involving OneLink, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company, these regulations could adversely affect the market value of our stock.

         THE LIMITATIONS ON DIRECTOR LIABILITY CONTAINED IN OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE SUITS AGAINST DIRECTORS FOR BREACH OF FIDUCIARY DUTY.

         As permitted by Minnesota law, our Articles of Incorporation and Bylaws, each as amended, provide that members of our Board of Directors are not personally liable to you or the Company for monetary damages resulting from a breach of their fiduciary duties. These limitations on director liability may discourage shareholders from suing directors for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought against a director by shareholders on the Company's behalf. Furthermore, our Bylaws, as amended, provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. All of these provisions limit the extent to which the threat of legal action against our directors for any breach of their fiduciary duties will prevent such breach from occurring in the first instance.

                                 USE OF PROCEEDS

         The Company received gross proceeds of $3,500,000 from the sale of the shares in the recent private placement, nearly all of which has been dedicated to developing enhancements to our products, as well as working capital purposes. The Company will not receive any proceeds from the resale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS


         The following table sets forth the number of shares of the common stock owned by the selling shareholders as of March 17, 2000 and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                                               Shares           Percentage          Number of          Percentage
                                            Beneficially        Beneficial      Shares Offered by      Beneficial
                                            Owned Before        Ownership            Selling         Ownership After
Name                                         Offering        Before Offering       Shareholder          Offering
-----------------------------------------    ---------       ---------------       -----------      -----------------
Potter Family Trust                           100,000              1.0%               100,000              *
Dennis D. Anderson                             30,000               *                  30,000              *
Michael J. Anderson (1)                        40,000 (2)           *                  22,000              *
Guarantee & Trust Co., trustee FBO
Larry A. Arnold IRA                           100,000              1.0%               100,000              *
Robert S. Colman Trust u/d/t dated
  3/13/85                                     400,000 (3)          4.1%               400,000              *
Harold W. Cottle                               10,000               *                  10,000              *
Kirk C. and Luann R. Danzl (4)                 82,000 (5)           *                   6,000              *
Guy Michael Dart                               43,000               *                  43,000              *
Lindsay Dart                                   57,000               *                  57,000              *
Joseph J. Eibensteiner                         50,000               *                  50,000              *
Fargo Investments, L.P.                       917,000 (6)          9.5%               850,000              *
Virginia L. Ford                               10,000               *                  10,000              *
Paul V. and Patricia V. Hughes                 10,000               *                  10,000              *
William R. Kennedy                             10,000               *                  10,000              *
Laura M. Knutsen                               10,000               *                  10,000              *
Christine and Harlan Mohn                       6,000               *                   6,000              *
LeRoy S. and Timothy A. Murphy                  5,000               *                   5,000              *
Sarah Stoltze O'Brien                          10,000               *                  10,000              *
Joan E. and James G Peters, trustees
  of Loan E. Peters LIV TR u/a dtd
  7/25/96                                      15,000               *                  15,000              *
Brent Robbins                                  50,000               *                  50,000              *
Saw Island Partners                           115,000              1.2%               115,000              *
Stanford Baratz Rev. Trust                      6,000               *                   6,000              *
Bruce J. Zwick                                  5,000               *                   5,000              *
Edward E. Strickland                           10,000               *                  10,000              *
Talkot Crossover Fund                          50,000               *                  50,000              *
U.S. Bank N.A., trustee, Dorsey &
  Whitney Master Trust FBO   Thomas Moe        10,000               *                  10,000              *
James S. Schmitt                               10,000               *                  10,000              *
West Country Partners                          50,000               *                  50,000              *
Scott Sundet                                   64,500               *                  64,500              *
Wyncrest Capital (7)                        1,338,000 (8)         13.8%                30,000 (9)        13.5%
Pyramid Partners, L.P.                        635,000              6.6%                75,000             5.8%
Roland S. Christensen                          20,390 (10)          *                  20,390              *
Anthony M. Kuefler                             15,440 (11)          *                  15,440              *
U S West Communications, Inc.                 217,386              2.2%               217,386              *
Wayne W. Mills                                580,545              5.8%                80,545 (12)        5.2%


                                      9




Bruce Reichert                                  1,250               *                   1,250 (12)         *
Joseph Buska                                    4,350               *                   4,350 (12)         *
John Feltl                                    111,588 (13)         1.2%                45,255 (12)         *
Patrick Sidders                                 4,000               *                   4,000 (12)         *
David Dalvey                                    3,000               *                   3,000 (12)         *
David Lantz                                     8,000 (14)          *                   3,000 (12)         *
Tom Jamison                                     3,000               *                   3,000 (12)         *
Vicki Lynn Anderson                             1,600               *                   1,600 (12)         *

------------
*Less than 1%.

(1)    Mr. Anderson is Director of Product Marketing of the Company.
(2) Includes 10,000 shares issuable upon the exercise (at a price of $1.75 per share) of a currently exercisable option.
(3) Includes 50,000 shares issued in connection with the exercise (at a price of $1.75 per share) of a warrant issued January 26, 2000.
(4)    Mr. Danzl is Chief Technology Officer of the Company.
(5) Includes 72,000 shares issuable upon the exercise (at a price of $1.00 per share) of currently exercisable options held Mr. Danzl.
(6) Includes 50,000 shares held by Bradford M. Freeman, the general partner of Fargo Investments.
(7) Ronald E. Eibensteiner, the Company's Chairman of the Board, is president of Wyncrest Capital.
(8) Includes 130,000 shares issuable upon the exercise of certain options and warrants and 1,338,000 shares held by Mr. Eibensteiner, of which 108,000 are issuable upon the exercise of various warrants and options.
(9) Represents shares issued upon the exercise (at a price of $1.00 per share) of a warrant.
(10) Represents (i) 10,000 shares issuable upon the exercise (at a price of $2.00 per share) of an option agreement, and (ii) 10,390 shares issuable upon the exercise (at a price of $1.00 per share) of an option agreement, both of which agreements expire in August 2006.
(11) Represents (i) 10,000 shares issuable upon the exercise (at a price of $2.00 per share) of an option agreement, and (ii) 5,440 shares issuable upon the exercise (at a price of $1.00 per share) of an option agreement, both of which agreements expire in August 2006.
(12) Represents shares issuable upon the exercise (at a price of $1.00 per share) of a warrant issued in connection with the Company's 1997 private placement.
(13) Includes 66,333 shares issuable upon the exercise (at a price of $4.20 per shares) of a warrant.
(14) Includes 5,000 shares issuable upon the exercise (at a price of $4.20 per shares) of a warrant.


                              PLAN OF DISTRIBUTION

         Pursuant to the terms of the subscription agreements in connection with our recent private placement, and various other agreements with and warrants issued to the selling shareholders, we are registering the shares offered by this prospectus in part on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering resale by the selling shareholders and, with respect to some of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes: Potter Family Trust; Dennis D. Anderson; Michael J. Anderson; Guarantee & Trust Co., trustee FBO Larry A. Arnold IRA; Robert S. Colman Trust u/d/t dated 3/13/85; Harold W. Cottle; Kirk C. and Luann
R. Danzl; Guy Michael Dart; Lindsay Dart; Joseph J. Eibensteiner; Fargo Investments, L.P.; Virginia L. Ford; Paul V. and Patricia V. Hughes; William R. Kennedy; Laura M. Knutsen; Christine and Harlan Mohn; LeRoy S. and Timothy A. Murphy; Sarah Stoltze O'Brien; Joan E. and James G Peters, trustees of Loan E. Peters LIV TR u/a dtd 7/25/96; Brent Robbins; Saw Island Partners; Bruce J. Zwick; Edward E. Strickland; Talkot Crossover Fund;

U.S. Bank N.A., trustee, Dorsey & Whitney Master Trust FBO Thomas Moe; James
S. Schmitt; West Country Partners; Scott Sundet; U S West Communications, Inc.; Wyncrest Capital; Pyramid Partners, LP; Roland S. Christensen; Anthony
M. Kuefler; Wayne W. Mills; Bruce Reichert; Joseph Buska; John Feltl; Patrick Sidders; David Dalvey; David Lantz; Tom Jamison; Vicki Lynn Anderson; and each of their respective donees, pledgees, transferees and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

MINNESOTA ANTI-TAKEOVER LAW

         We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of

20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

       (1) New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048.

       (2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Commission (Registration No. 333-______). The following are specifically incorporated herein by reference:

       1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999; and

       2. The description of common stock included under the caption "Description of Capital Stock" in the Company's registration statement on Form S-2, File No.

              333-76703, filed April 21, 1999, including any amendments or reports filed for the purpose of updating such description.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

                          OneLink Communications, Inc.
               Attention: Paul F. Lidsky, Chief Executive Officer
                          10340 Viking Drive, Suite 150
                          Eden Prairie, Minnesota 55344
                                 (952) 996-9000

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding OneLink Communications, Inc.'s business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                  LEGAL MATTERS

         Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements of OneLink Communications, Inc. as of December 31, 1999, and December 31, 1998, for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part have been audited by Lund Koehler Cox & Arkema, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Lund Koehler Cox & Arkema, LLP, would have caused Lund Koehler Cox & Arkema, LLP to make reference to the subject matter of the disagreements in its report.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.521 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                2,618,716 SHARES

                          ONELINK COMMUNICATIONS, INC.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------






                                 APRIL ___, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:

                  SEC registration fee .......................................   $3,670
                  Legal fees and expenses ....................................   20,000
                  Accounting fees and expenses ...............................    5,000
                  Miscellaneous  .............................................      500
                                                                                -------
                  Total                                                         $29,170

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or Limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

         As permitted by Section 302A.521 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

ITEM 16.   EXHIBITS.

         EXHIBIT     DESCRIPTION OF DOCUMENT
         -------     -----------------------
            5        Opinion of Maslon Edelman Borman & Brand, LLP
           23.1      Consent of Lund Koehler Cox & Arkema, LLP
           23.2      Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5).


                                      16




             24      Power of Attorney (included on page II-3).

ITEM 17.  UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota, on March 22, 2000.

                                  OneLink Communications, Inc., Registrant

                                  By   /s/ Paul F. Lidsky
                                     -------------------------------------
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Paul F. Lidsky and Ronald E. Eibensteiner, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

NAME                               TITLE                              DATE
----                               -----                              ----


/s/ Ronald E. Eibensteiner     Chairman of the Board              March 22, 2000
--------------------------
Ronald E. Eibensteiner


/s/ Paul F. Lidsky             Chief Executive Officer and        March 22, 2000
-------------------------      Director (Principal Executive
Paul F. Lidsky                 Officer and Principal Financial
                               Officer)


/s/ Kirk C. Danzl              Chief Technology Officer           March 22, 2000
-------------------------
Kirk C. Danzl


/s/ Gregory Mohn               Vice President of                  March 22, 2000
-------------------------      Business Development
Gregory Mohn


/s/ Brenda Groff               Controller                         March 22, 2000
-------------------------
Brenda Groff


/s/ Vin Weber                  Director                           March 22, 2000
-------------------------
Vin Weber


                               Director                           March 22, 2000
-------------------------
John F. Stapleton


/s/ Thomas M. Kieffer          Director                           March 22, 2000
-------------------------
Thomas M. Kieffer

                                    EXHIBITS


   Exhibit        Description of Document                                   Page No.
   -------        ------------------------                                  --------
     5            Opinion of Maslon Edelman Borman & Brand, LLP                20
    23.1          Consent of Lund Koehler Cox & Arkema,  LLP                   21